Exhibit (e)(5)
SECOND AMENDMENT TO RIGHTS AGREEMENT
     This Second Amendment, dated as of January 15, 2008 (this “Second Amendment”), to the Rights Agreement, dated as of August 18, 2004, as amended on March 16, 2005 (the “Rights Agreement”), is made between VistaCare, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, formerly known as EquiServe Trust Company, N.A., a national banking association (the “Rights Agent”).
     WHEREAS, the Company, Odyssey HealthCare Holding Company, a Delaware corporation (“Parent”), and OHC Investment, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will make a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of Class A Common Stock, $0.01 par value per share, of the Company (such shares, together with the associated Rights, collectively, the “Common Stock”), upon the terms and conditions set forth in the Merger Agreement and, after acquiring the Common Stock pursuant to the Offer, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”), and each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than any shares of Common Stock then held by the Company or the Company’s subsidiaries, or by Parent, Merger Sub or any other wholly owned subsidiary of Parent, all of which shares, pursuant to the terms of the Merger Agreement, shall cease to exist) shall be converted into the right to receive cash as provided in the Merger Agreement;
     WHEREAS, the Board of Directors of the Company has approved and adopted, and declared advisable, the Merger Agreement and has determined that the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, and has approved and adopted this Second Amendment;
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be deemed an Acquiring Person, that neither a Stock Acquisition Date nor a Distribution Date shall be deemed to occur, and that the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the Stockholder Agreements (as defined in the Merger Agreement) or the consummation of the transactions contemplated thereby, including the Offer and the Merger; and
     WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Second Amendment to the Rights Agreement as of the date hereof.
     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
     1. Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, none of Odyssey HealthCare Holding Company, a Delaware corporation (“Parent”), OHC Investment, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), or any of their respective Affiliates or Associates is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger, dated January 15, 2008, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “Merger Agreement”), including any amendment or supplement thereto; (ii) their acquisition or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the Merger Agreement; (iii) the consummation of the Offer (as defined in the Merger Agreement) or the Merger (as defined in the Merger Agreement), in each case in accordance with, pursuant to, and on the terms and subject to the conditions set forth in the Merger Agreement; or (iv) the execution of, or their entry into, the Stockholder Agreements (as defined in the Merger Agreement), including any amendment or supplement thereto; it being the purpose and intent of the Company that neither the execution of the Merger Agreement by any of the parties thereto (after giving effect to any amendment to the Merger Agreement entered into by the Company) nor the consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement, shall in any respect give rise to any provision of this Agreement becoming effective.
     2. Amendment to Definition of “Stock Acquisition Date”. Section 1(y) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreements (as defined in the Merger Agreement) or the announcement or consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreements, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Stockholder Agreements.
     3. Amendment of Section 1. Section 1 of the Rights agreement is amended to add the following at the end thereof:
(bb) “Merger Agreement” shall have the meaning set forth in the definition of Acquiring Person.
(cc) “Merger Sub” shall have the meaning set forth in the definition of Acquiring Person.
(dd) “Parent” shall have the meaning set forth in the definition of Acquiring Person.

     4. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreements (as defined in the Merger Agreement) or the announcement or consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreements, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Stockholder Agreements.
     5. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the last sentence of such section in its entirety and replacing it with the following:
The “Final Expiration Date,” as used in this Rights Agreement shall be the earlier of (x) simultaneously with the Effective Time (as defined in the Merger Agreement) and (y) August 30, 2014.
     6. Amendment of Section 30. Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement or the public announcement of any of the foregoing.
     7. Addition of Section 36. The parties hereto agree to amend the Rights Agreement by adding the following Section 36 to the Rights Agreement:
     Section 36. Additional Agreements. Simultaneously with the Effective Time (as defined in the Merger Agreement), (i) this Agreement will be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (iii) the holders of the Rights will not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire shares of Preferred Stock or any other securities of the Company.
     Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights conveyed hereby, shall be inapplicable to the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreements (as defined in the Merger Agreement) or the announcement or consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreements, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Stockholder Agreements.
     8. Termination of Amendment. Notwithstanding anything in this Second Amendment to the contrary, in the event that (i) other than as permitted or contemplated by the Stockholder Agreements, the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger, or related thereto, Parent and/or Merger Sub breach the provisions of Section 6(b) of the Confidentiality Agreement executed by Parent and Company on July 25, 2007, or (ii) the Merger Agreement is terminated in accordance with its terms, this Second Amendment shall become null and void, and of no further force and effect, and if the events described in clauses (i) or (ii) of this sentence occur, the Company shall promptly notify the Rights Agent.
     9. Definitions. Capitalized terms not otherwise defined in this Second Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Second Amendment.
     10. Conflict or Inconsistency. In the event there is any conflict or inconsistency between the terms and conditions of this Second Amendment and the terms and conditions of the Rights Agreement, the terms and conditions of this Second Amendment shall govern and control the rights and obligations of the parties.
     11. Effect of Amendment. Except as modified herein, all other terms and conditions of the Rights Agreement shall remain unmodified and in full force and effect.
     12. Governing Law. This Second Amendment shall be construed and interpreted and its performance shall be governed by the substantive laws of the State of Delaware without regard to its conflict or choice of law principles.
     13. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14. Descriptive Headings. Descriptive headings of the several Sections of this Second Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     15. Effectiveness. This Second Amendment shall be effective as of the date first written above.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		VISTACARE, inC.

By: Name:	/s/ Stephen Lewis STEPHEN LEWIS	By: Name:	/s/ Richard R. Slager RICHARD R. SLAGER
Title	SR. VICE PRESIDENT	Title	CEO

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By: Name:	/s/ Pebral Kelley Pebral Kelley	By: Name:	/s/ Darlene DioDato Darlene DioDato
Title	Relationship Manager	Title	Senior Managing Director